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                             Subsidiaries

The following is a list of the subsidiaries of Gibraltar Steel
Corporation. The names of indirectly owned subsidiaries are indented under the names of their respective parent corporations:

Gibraltar Steel Corporation of New York                        New York
  Wm. R. Hubbell Steel Corporation                             Illinois
  Carolina Commercial Heat Treating, Inc.                      Nevada
  Southeastern Metals Manufacturing Company, Inc.              Florida
  Gibraltar Steel Corporation Flight Services Corp.            New York
  Solar Group, Inc.                                            Delaware
  Appleton Supply Co., Inc.                                    Delaware
  United Steel Products Company                                Minnesota
  Harbor Metal Treating Co.                                    Michigan
  Rock River Heat Treating Company                             Michigan
  Harbor Metal Treating of Indiana, Inc.                       Michigan
Gibraltar Strip Steel, Inc.                                    Delaware
Integrated Technologies International, Ltd.                    Delaware
Cleveland Pickling, Inc.                                       Delaware
GIT Limited                                                    New York
Gibraltar Steel Corporation of Tennessee                       Tennessee

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